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                                                                    EXHIBIT 10.4

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                             SHAREHOLDERS AGREEMENT


                                   dated as of
                                 August 1, 1997


                                      Among


                                 RHONE L S.A.S.

                            RHONE-POULENC CHIMIE S.A.

                               LII EUROPE S.A.R.L.

                             LAROCHE INDUSTRIES INC.





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                                TABLE OF CONTENTS
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PRELIMINARY STATEMENTS......................................................................................  1

ARTICLE 1.

                                                   DEFINITIONS..............................................  2
         1.1.     Defined Terms.............................................................................  2

ARTICLE 2.

                                            GOVERNANCE OF THE COMPANY.......................................  5
         2.1.     Articles..................................................................................  5
         2.2.     Composition of Board......................................................................  5
         2.3.     Right of Shareholder to Designate Majority of the Board upon
                  Suspension Event Relating to the Other Shareholder........................................  6
         2.4.     General Manager...........................................................................  6
         2.5.     Composition of the Executive Committee....................................................  7
         2.6.     Statutory Auditor(s)......................................................................  7
         2.7.     Board Meetings............................................................................  7
         2.8.     Executive Committee Meetings..............................................................  8
         2.9.     Powers of the Chairman and of the Board...................................................  8
         2.10.    Deadlock Situation........................................................................ 10
         2.11.    Management of the Company................................................................. 11
                  2.11.1            Insurance Policies...................................................... 11
                  2.11.2            Personnel............................................................... 11
                  2.11.3            Environment, Safety and Health.......................................... 11
         2.12.    Financial Information..................................................................... 11
         2.13.    Visits and Access to Books and Records.................................................... 11

ARTICLE 3.

                                                    GUARANTY................................................ 11
         3.1.     Guaranty of LII Europe Obligations........................................................ 12
         3.2.     Costs of Enforcement...................................................................... 12
         3.3.     Payment Currency.......................................................................... 12
         3.4.     Obligations Survive Termination........................................................... 12

ARTICLE 4.

                                        TERMINATION; DEFAULT AND REMEDIES................................... 12
         4.1.     Termination............................................................................... 12
         4.2.     Effect of Termination..................................................................... 12

ARTICLE 5.

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
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
                                                  MISCELLANEOUS............................................. 13
         5.1.     Notices................................................................................... 13
         5.2.     Entire Agreement.......................................................................... 14
         5.3.     No Third Party Beneficiary................................................................ 14
         5.4.     Public Announcements...................................................................... 14
         5.5.     Confidentiality........................................................................... 15
         5.6.     Further Assurances........................................................................ 15
         5.7.     Time of Essence........................................................................... 15
         5.8.     Amendment and Waiver...................................................................... 15
         5.9.     No Assignment; Binding Effect............................................................. 15
         5.10.    Taxes and Governmental Charges; Expenses.................................................. 16
         5.11.    Headings.................................................................................. 16
         5.12.    Arbitration............................................................................... 16
         5.13.    Invalid Provisions........................................................................ 16
         5.14.    Payments and Computations; Judgment Currency.............................................. 17
         5.15.    English Language.......................................................................... 17
         5.16.    Specific Performance...................................................................... 18
         5.17.    Governing Law............................................................................. 18
         5.18.    Counterparts.............................................................................. 18
         5.19.    Effectiveness............................................................................. 18
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                             SHAREHOLDERS AGREEMENT


         THIS SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of August 1,
1997, by and among the following:

                  (a) RHONE L, a societe par actions simplifiee organized under the laws of the Republic of France (and whose name will be changed on or prior to Closing to ChlorAlp S.A.S.) (herein, together with its successors and assigns, the "Company"), having a corporate capital of FF 250,000, whose head office is located at 25 quai Paul Doumer, 92408
         Courbevoie Cedex, France, registered with the Registry of Commerce and Companies of Nanterre under the number B 411 129 612, represented by Chantal Rubin;

                  (b) RHONE-POULENC CHIMIE S.A., a societe anonyme organized under the laws of the Republic of France (herein referred to, together with its successors and assigns, as "RPC" or a "Shareholder" and, together with LII Europe, the "Shareholders"), having a corporate capital of FF 2,703,447,200, whose head office is located at 25 quai
         Paul Doumer, 92408 Courbevoie Cedex, France, registered with the
         Registry of Commerce and Companies of Nanterre under the number B 642
         014 526, represented by Fred Scetbon;

                  (c) LII Europe S.A.R.L. a societe a responsabilite limitee organized under the laws of the Republic of France (herein referred to, together with its successors and assigns, as "LII Europe" or a "Shareholder" and, together with RPC, the "Shareholders"), having a corporate capital of FF 1,500,000, whose head office is located at 15, avenue du Marechal Joffre, 92000 Nanterre, France, registered with the Registry of Commerce and Companies of Nanterre under the number B 412
         883 019, represented by William G. Osborne; and

                  (d) LAROCHE INDUSTRIES INC., a corporation organized under the laws of the State of Delaware, United States of America, which owns directly or indirectly all of the outstanding capital stock of LII
         Europe (herein, together with its successors and assigns, the "Guarantor"), whose head office is located at 1100 Johnson Ferry Road
         N.E., Atlanta, Georgia 30342-1708 U.S.A., represented by W. Walter
         LaRoche, III;


         PRELIMINARY STATEMENTS:

         (A) RPC shall contribute on the effective date of this Agreement its full and autonomous division specializing in the development, manufacturing and marketing of chlorine, caustic soda and bleach (the "Division") to the Company;
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                                       2


         (B) As a result of this contribution, the Company will increase its corporate capital, to FF 73,010,000 divided into 730,100 shares of FF 100 par value per Share (the "Shares").

         (C) RPC, the Company, LII Europe and the Guarantor have entered into a Stock Purchase Agreement, dated as of the date hereof (herein, as amended or otherwise modified, the "Stock Purchase Agreement"), pursuant to which, among other things, LII Europe has undertaken to purchase from RPC 50% of the Shares.

         (D) After giving effect to the consummation of the transactions contemplated by the Stock Purchase Agreement, the Shareholders will own beneficially and of record, in the aggregate, 100% of the outstanding Shares.

         (E) The Company and the Shareholders desire to provide for stability of the ownership and operation of the Company and to promote continuity in the Company's management and policies.

         (F) The effectiveness of this Agreement is conditioned on the consummation of the transactions contemplated by the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, and other good and valuable consideration had and received, the parties hereto, upon the terms and subject to the conditions contained herein, hereby agree as follows:


                                   ARTICLE 1.
                                  DEFINITIONS


         1.1. Defined Terms. The following capitalized terms when used in this Agreement shall have the following respective meanings. Initially capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Stock Purchase Agreement:

         "Actions or Proceedings" means any action, suit, proceedings, arbitration or any investigation or audit by any person.

         "Assets and Properties" of any person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, leased or licensed by or to such person, including without limitation rights under Contracts, Licenses, permits and authorizations, cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.


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                                       3


         "Bankruptcy" means, with respect to any person, such person's filing a petition or otherwise voluntarily commencing a case or proceeding seeking relief under any bankruptcy, insolvency, arrangement, reorganization or similar law for the relief of debtors, or being the voluntary or involuntary subject of an order for relief by any court under any such law, or being adjudicated a "bankrupt", "debtor" or "insolvent" under any such law, in "reglement amiable", "redressement judiciaire" or "liquidation judiciaire".

         "Books and Records" means all files, documents, instruments, papers, electronic data, books and records relating to the Division and/or the Company or, with respect to any other person, relating to the business of such person.

         "Business" means the business consisting of the processing and marketing of chlorine, caustic soda and bleach, together with the activities and businesses related or incidental thereto as conducted by the Company, including, but not limited to, the activities of the Company at the Pont de Claix, Hauterives and Saint Fons sites.

         "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the City of New York, State of New York, United States of America, or the City of Paris, France, are authorized or obligated to close.

         "CEVCO" means Centrale Electricite Vapeur, a French Groupement d'Interet Economique, whose head office is located at 12, rue Notre Dame des
Champs, 75002 Paris, France, and which is registered with the Registry of Commerce and Companies of Nanterre under the number C 412 577 835.

         "Closing Date" means the actual Closing Date under the Stock Purchase
Agreement.

         "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding.

         "GAAP" means generally accepted accounting principles in France, consistently applied.

         "LII Europe" means LII Europe S.A.R.L., a societe a responsabilite limitee organized under the laws of the Republic of France, together with its successors and assigns. If any Shares have been Transferred by LII Europe to a Permitted Transferee, references herein to LII Europe or to any Shares owned by LII Europe, as the case may be, shall be deemed to include any such Permitted
Transferee and any Shares owned by such Permitted Transferee.

         "Permitted Transferee" means, with respect to a Shareholder, any person which (i) is an entity; (ii) is a Subsidiary of such Shareholder or of any person of which such Shareholder is a Subsidiary; (iii) the performance of whose obligations shall have been guaranteed by such Shareholder; and (iv) has agreed to become a Shareholder for purposes of this Agreement and shall have executed and delivered to the Company and the other Shareholder a counterpart of this Agreement agreeing to be subject to the restrictions and obligations of a Shareholder hereunder and to hold such Shares in accordance herewith.

         "PIBOR Rate" means the interest rate from time to time in effect for PIBOR deposits of one month duration as published in Les Echos - Taux monetaire
- PIBOR, or such successor interbank offer rate for ECU deposits of one month to the extent at any time hereafter the ECU shall be substituted for the French Franc as the currency of the Republic of France.

         "RP" means Rhone-Poulenc SA, a French societe anonyme, together with its successors and assigns.

         "RPC" means Rhone-Poulenc Chimie S.A., a societe anonyme organized under the laws of the Republic of France, together with its successors and assigns. If any Shares have been Transferred by RPC to a Permitted Transferee, references herein to RPC or to any Shares owned by RPC, as the case may be, shall be deemed to include any such Permitted Transferee and any Shares owned by such Permitted Transferee.

         "Shareholder" shall mean either or both of the Shareholders named herein, and any person who becomes a party to this Agreement as the result of a Transfer of Shares to such person.

         "Subsidiary" means, with respect to any person, any other person in which such person has a Controlling Interest.

         "Suspension Event" means any of the following events with respect to the Shareholder concerned:

                  (i) as of any date of determination, (A) any Director designated by the concerned Shareholder shall, without just cause, have failed to attend in person or by proxy at least three out of the last four regularly scheduled quarterly meetings of the Board of Directors of the Company ("Board" or "Board of Directors"), (B) all of the Directors designated by the concerned Shareholder shall have failed to attend in person or by proxy the most recent regularly scheduled quarterly meeting of the Board, and shall likewise have failed to attend the adjourned (rescheduled) meeting after due notice and without just cause, or (C) the concerned Shareholder shall have failed for at least 60 days following the death, resignation or removal of a Director designated by the concerned Shareholder to designate a replacement Director;

                  (ii) the concerned Shareholder, or Guarantor with respect to LII Europe, shall be in Bankruptcy; or

                  (iii) the concerned Shareholder, or Guarantor with respect to LII Europe, shall be in material breach of its obligations hereunder and such breach shall not have been remedied within ninety (90) days following such Shareholder's receipt of written notice of such alleged breach.

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                                       5


         "Transfer" means any sale, assignment, exchange, disposition, transfer (including, without limitation, a transfer by will or intestate distribution or by merger or consolidation), gift or attempt to create or grant an Encumbrance or security interest in Shares, whether voluntary, involuntary, by operation of law or otherwise.


                                   ARTICLE 2.
                           GOVERNANCE OF THE COMPANY


         2.1. Articles. The Articles of Incorporation (Statuts) of the Company (herein, as amended or otherwise modified, the "Articles") shall be substantially in the form attached hereto as Exhibit A and shall be amended or modified after the date hereof only (i) to incorporate therein any of the provisions contained in this Agreement, (ii) to include any provisions required by any mandatory French statute, regulation or case law to be included therein, or (iii) as otherwise permitted by this Agreement. In the event of any conflict or inconsistency between the terms hereof and the terms of the Articles, the terms hereof shall prevail.

         2.2. Composition of Board. (a) The Shareholders each hereby agree to take any and all action necessary to cause the Board of Directors to be comprised as follows. The number of Directors on the Board (including the Chairman) shall not exceed six (6). Subject to the provisions of Section 2.3, and for so long as RPC and LII Europe shall be Shareholders, the Board shall include:

              (i)  three (3) Persons designated in writing by RPC; and

              (ii) three (3) Persons designated in writing by LII Europe.

         (b) The Chairman and the directors shall serve without compensation. Any Director who is elected to the Board may be removed from the Board, with or without cause, only upon the request of the Shareholder who designated such Director; provided that either Shareholder may propose to the Board the removal for serious cause of any Director designated by the other Shareholder. In the event that a Director elected pursuant to Section 2.2(a) resigns, is removed from, or otherwise ceases to serve on the Board, for any reason, the vacancy shall be filled promptly with a Person designated in accordance with the applicable provisions of Section 2.2(a) by the Shareholder who originally designated such Director and in accordance with the Articles.

         (c) The Chairman (President du Conseil d'Administration) of the Company shall be designated in accordance with the procedures set forth at article 13 of the Articles. The Chairman may be removed, with or without cause, by a decision of the Shareholder who designated such Chairman. Save as otherwise decided in accordance with the terms hereof or of the Articles, the term of office of the Chairman shall be four (4) years and the initial Chairman shall be designated by RPC. At the end of the initial term, the Chairman shall be designated by LII Europe and the General Manager shall be designated by RPC (as contemplated at Section 2.4 below). The Chairman shall prepare and preside over meetings of the Board of Directors and shall exercise an oversight function with respect to the implementation of decisions of the Board of Directors.

         2.3. Right of Shareholder to Designate Majority of the Board upon Suspension Event Relating to the Other Shareholder. Notwithstanding the provisions of Section 2.2 of this Agreement, from and after the occurrence of a Suspension Event relating to a Shareholder (the "Breaching Shareholder"), and for so long as such Suspension Event continues, the other Shareholder (the "Non-Breaching Shareholder") shall be entitled to suspend such number of Directors designated by the Breaching Shareholder (notices to attend meetings to be continued to be sent to suspended directors and to designate an individual or individuals to fill the vacancy(s) created by such suspension to the extent necessary to allow the Non-Breaching Shareholder to designate a majority of the Directors then serving on the Board. If thereafter, the Suspension Event giving rise to such right shall have been cured or shall no longer exist for a period of at least forty five (45) days (or, in the case of Suspension Events under clause (i) of the definition thereof, attendance shall have resumed) and no other Suspension Event relating to the Breaching Shareholder shall have occurred and be continuing, the Shareholders shall take immediate appropriate actions to restore the composition of the Board in accordance with the provisions of
Section 2.2. If any Directors designated by the Breaching Shareholder are to be suspended pursuant to this Section 2.3 the Breaching Shareholder shall be provided an opportunity to select the Director(s) designated by it who are to be suspended as herein provided.

         2.4. General Manager. The Board shall, upon request of the Shareholder who shall not have designated the Chairman currently in office, appoint a General Manager (Directeur General) designated by such Shareholder, who may or may not be a member of the Board of Directors and shall serve for a term concurrent with that of the Chairman. Such Shareholder may cause to be removed such General Manager and designate an alternate General Manager in the event of any vacancy. The General Manager shall be responsible for the day to day management of the business and affairs of the Company, and shall have authority to take those decisions not otherwise reserved to the Board of Directors. The General Manager shall have apparent authority to represent the Company with respect to third parties as provided by French company law. The General Manager shall further be empowered to take emergency measures to preserve the rights, Assets, Properties and/or interests of the Company and prevent risks of imminent harm to persons or property, notwithstanding the provisions of Section 2.9.2 hereof.

         2.5. Composition of the Executive Committee. The Shareholders each hereby agree to constitute an Executive Committee composed of the Chairman of the Company (who shall represent the Shareholder who designated him) and a member of the Board of Directors designated by the other Shareholder (who shall represent the other Shareholder). The General Manager shall not be a voting member of the Executive Committee but the Executive Committee may in its discretion cause the General Manager to participate in its meetings. The Executive Committee may by unanimous vote take all actions, initiatives and decisions that may be delegated to it pursuant to a formal Board resolution and which are within the authority of the Board as set forth in Section 2.9. In addition, in the absence of such a delegation of authority, it may take such actions, initiatives and decisions within the exclusive authority of the Board of Directors (as set forth below) to the extent, in the reasonable judgment of the Executive Committee, urgent action is required within a time frame which precludes convening the Board of Directors. The Executive Committee shall further be empowered to formulate resolutions and proposals for submission to the Board of Directors.

         2.6. Statutory Auditor(s). The Shareholders each hereby agree to take any and all action necessary to appoint one or several duly qualified member(s) of Ernst & Young as statutory auditor(s) in the Company as required by French law.

         2.7. Board Meetings. (a) Regular meetings of the Board will be scheduled and held in accordance with article 16 of the Articles at least once quarterly at the Company's offices or at such other location within or outside France to the extent all the Directors shall have agreed to such other place of meeting. Notice of meeting shall be delivered in accordance with the Articles. The Board shall not have a quorum unless (x) at least half of the Directors are present in person or by proxy and (y) at least one (1) Director appointed by RPC and one (1) Director appointed by LII Europe are present in person or by proxy as stipulated at article 16 of the Articles (provided that this latter quorum requirement shall not apply if a Suspension Event shall be in effect). Unless otherwise provided for herein or by the Articles, decisions of the Board shall be taken by a unanimous vote of the Directors present or participating in the Board meeting, it being understood (x) that the Chairman of the Board shall have no casting vote, (y) that in the event a Suspension Event shall be in effect decisions of the Board shall be taken by a majority vote of the Directors present or participating and (z) that, in respect of matters arising between the Company and CEVCO as to which their respective interests may conflict or be adverse, the Directors designated by RPC shall abstain from voting and the Board decision shall be taken by the Directors designated by LII Europe in conformity with 2.8.3 (b) (i) of the CEVCO Shareholder Agreement.

         (b) Unless prohibited by any applicable law, Board meetings may be conducted by means of video or telephone conference facilities or other means of communication at which all Directors who are present or participate may be heard.

         2.8. Executive Committee Meetings. Regular meetings of the Executive Committee will be scheduled and held once in between each Board meeting, or otherwise as mutually agreed by the members of the Executive Committee.

         2.9. Powers of the Chairman and of the Board.

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         2.9.1 Subject to Section 2.4 above and Section 2.9.2 below, and to the provisions of French company law governing the apparent authority of a president directeur general, the Chairman shall represent the Company with respect to third parties and shall be vested with such powers to act on behalf of the Company as provided in the Articles and to oversee the implementation of the decisions made by the Board or the Shareholders in compliance with the Articles and this Agreement.

         2.9.2 The following matters concerning the Company shall be submitted by the Chairman or the General Manager to the Board and subject to its approval by a vote in accordance with Section 2.7(a) above:

         (a) Any capital expenditure program related to the Company which entails aggregate expenditures exceeding two million five hundred thousand French Francs (FF 2,500,000) other than (i) those approved in an agreed capital expenditure budget, (ii) those funded by a Shareholder in accordance with
Section 2.11.2(c) hereof and (iii) those required to obtain and maintain material environmental and governmental permits, as to which the mutual written agreement of the parties shall govern;

         (b) Any fundamental change in the scope or nature of the business of the Company;

         (c) Approval of the annual business plans and budgets of the Company and any material changes thereto;

         (d) Approval of the general commercial and marketing policies of the Company;

         (e) Any material changes to accounting practices;

         (f) Any entering into any agreement, or any material amendment or termination of any agreement, with a term of more than twelve (12) months or involving financial liability of the Company of more than two million French Francs (FF 2,000,000);

         (g) Any acquisition or disposition by the Company of any activity or business assets (fonds de commerce);

         (h) Any subscription, acquisition or disposition by the Company of share(s) or interest in any entity or of an interest in any unincorporated organization (such as a societe en participation);

         (i) Any entering into, or amendment to or termination of, any agreement between the Company, on the one hand, and RPC or LII Europe or any of their Affiliates, on the other hand; provided however, that with respect to those agreements enumerated at Schedule 2.9.2(i) hereto whereby RPC is furnishing services to the Company, decisions as to the scope and duration of the various services to be rendered by RPC to the Company under such agreements, and actions, approvals, authorizations, consents and determinations by or on behalf of the Company, shall be decided on behalf of the Company by the LII Europe designee who shall then be acting as General Manager or Chairman of the Company, as the case may be;

         (j) Any entering into, or amendment to or termination of, any agreement relating to any Intellectual Property, and any decision with respect to the maintenance, filing or abandonment of registrations with respect to Intellectual Property, other than in the Ordinary Course of Business;

         (k) Approval of the general environmental, safety, health and maintenance policy in order to ensure compliance with Legal Requirements and Environmental Laws as in effect on the date hereof and from time to time hereafter;

         (l) Except as otherwise contemplated by the Related Agreements, approval of the employment policies of the Company, including those impacting labor relations, employment levels, labor costs and salaries, executive compensation and Benefit Plans;

         (m) Any decision to settle or prosecute litigation other than (i) litigation in the Ordinary Course of Business, (ii) litigation involving an amount in controversy or risk of liability not exceeding two million French Francs (FF 2,000,000), (iii) litigation in respect of the Stock Purchase Agreement or the CEVCO Stockholder Agreement, which shall be governed by the terms of such respective agreements, or (iv) in case of emergency or to take any appropriate mesure conservatoire;

         (n) The incurring by the Company of (i) any funded indebtedness or (ii) any other indebtedness (x) not in the Ordinary Course of Business or (y) in excess of five million French Francs (FF 5,000,000); and

         (o) The nomination of the controleur de gestion of CEVCO in accordance with the terms of the CEVCO Stockholder Agreement.

         2.10. Deadlock Situation. (a) The Shareholders and their respective designated Directors shall seek in good faith to reach consensus on material business decisions relating to the conduct of the Business. Such decisions shall be taken in the best interest of the Company. If the requisite affirmative vote required with respect to any resolution to be adopted by the Board is not attained, and the adoption of such resolution can reasonably be deemed essential to the survival of the Company or the absence of which can reasonably be deemed to prevent the Company from conducting its business, the Chairman shall reconvene another Board meeting to be held at the earliest three (3) weeks and at the latest four (4) weeks after the Board meeting during which the disagreement occurred. The agenda of this second Board meeting shall relate exclusively to those matters subject of the disagreement.

         (b) If the disagreement is not resolved during the second Board meeting, then the Directors designated by RPC and the Directors designated by LII Europe shall respectively consult the (i) chief executive officer of RPC

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                                       10


(i.e., the president du conseil d'administration of RPC) and the chief executive officer of the Guarantor within eight (8) days following the date of the second Board meeting. The respective chief executive officers of RPC and Guarantor shall then have one (1) month after the expiration of this eight (8) day-period to try to resolve the disagreement. If as a result of negotiations between the chief executive officers of RPC and Guarantor, the disagreement is resolved within such one (1) month, the Shareholders shall promptly take any and all actions necessary to cause the Company to enforce the agreement reached between the chief executive officers of RPC and Guarantor.

         (c) If the chief executive officers of RPC and Guarantor do not resolve the disagreement as provided by paragraph (b) above ("Deadlock Situation"), the parties shall by mutual agreement designate a mediator (conciliateur) who shall be an individual of established reputation in the French business community, fluent in both French and English and independent of each Shareholder. Failing mutual agreement on the designation of such mediator within fifteen (15) days, either party may request the International Chamber of Commerce to designate such a person fulfilling the above criteria. Said mediator shall have as his or her mission to seek a mutually acceptable resolution of the Deadlock Situation, but shall have no binding power of arbitration to decide the merits or impose a resolution. The Shareholders shall participate in good faith in such mediation for a period of not less than thirty (30) days. If, at the end of such period, no such resolution is found, either party may submit the dispute (i) to the Commercial Court of Paris to seek as remedies the appointment (par refere) of an administrateur provisoire to the extent the continuity and fundamental interests of the Company are in jeopardy and/or (ii) to the International Chamber of Commerce pursuant to Section 9.12 hereof to seek a determination on the merits (au fond).

         2.11. Management of the Company.

         2.11.1 Insurance Policies. The Board shall cause the Company to obtain adequate insurance policies to take effect on the Closing Date to cover risks associated with the operation of the Company (including, without limitation, coverage of business interruption risks and losses), with a recognized insurance company mutually acceptable to RPC and LII Europe.

         2.11.2 Personnel. The Company will as of the Closing negotiate with its employees the terms and conditions of the new Benefit Plans. Notwithstanding any other provision of this Agreement or of the Articles, it is expressly agreed that the General Manager with the assistance of RPC shall negotiate such new benefit plans in the name and on behalf of the Company; provided however, that any such Benefit Plans shall in any event be subject to approval by the Board in accordance with Section 2.9.2(l). LII Europe shall at the request of RPC participate in such negotiation process and RPC shall in all events keep LII Europe apprised of the status of such negotiations.

         2.11.3 Environment, Safety and Health. The Board shall cause the Company to take all appropriate measures to comply with mandatory French legal requirements with respect to environment, safety and health, in conformity with RPC's policies in such area.

         2.12. Financial Information. The Company will deliver to the Shareholders monthly management accounts, and quarterly and annual financial statements, promptly upon their respective completion and availability and with respect to quarterly and annual financial statements within such reasonable time frame as shall permit the Shareholders to incorporate such statements within the consolidated statements of their respective groups including for purposes of compliance with relevant securities laws and regulations.

         2.13. Visits and Access to Books and Records. The Company shall permit the representatives of any Shareholder, at the expense of such Shareholder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company and the other offices and properties of the Company and each of its Subsidiaries, and to examine its Books and Records and the Books and Records of its Subsidiaries, all at such reasonable times, but not more frequently than once each calendar semester, as may be reasonably requested in writing by any Shareholder.


                                   ARTICLE 3.
                                    GUARANTY


         3.1. Guaranty of LII Europe Obligations. The Guarantor hereby irrevocably guarantees to RPC and the Company, as a primary obligor ("cautionnement solidaire sans faculte de revocation; la caution renonce au benefice de discussion et de division") the due, punctual and complete payment and performance of all of LII Europe's obligations under this Agreement.

         3.2. Costs of Enforcement. The Guarantor agrees to reimburse the Company and RPC for all reasonable costs and expenses (including reasonable legal fees and expenses) incurred by them in connection with the legalization, registration and enforcement of this guaranty.

         3.3. Payment Currency. All payments under this guaranty shall be made in French Francs.

         3.4. Obligations Survive Termination. The obligations of the Guarantor under this Article shall survive termination of this Agreement (i) as to any obligations of LII Europe which survive termination of this Agreement, and (ii) as to any obligations of LII Europe which remained unsatisfied as of the termination of this Agreement.


                                   ARTICLE 4.
                        TERMINATION; DEFAULT AND REMEDIES

         4.1. Termination. This Agreement may be terminated by mutual written agreement of all of the parties hereto or when there shall remain only one Shareholder of the Company.

         4.2. Effect of Termination. If validly terminated pursuant to Section 3.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any party hereto to any other party hereto hereunder or in connection herewith, except for (i) any damages arising out of a material breach of any of the terms or provisions hereof and any arbitration obligations in respect thereof under Section 5.12, (ii) the provisions with respect to confidentiality and expenses in Sections 5.5 and 5.10(b), which will continue to apply following any such termination, and (iii) any other obligations under this Agreement which by their express terms survive termination of this Agreement.


                                   ARTICLE 5.
                                 MISCELLANEOUS


         5.1. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by overnight courier service (with document tracking capabilities) to the parties at the following addresses or facsimile numbers:

         (a) If to LII Europe or the Guarantor, to it at:

                           1100 Johnson Ferry Road N.E.
                           Atlanta, Georgia 30342-1708
                           U.S.A.
                           Attn.: Philip P. Gura, Esq.
                           Executive Director of Legal Affairs
                           Facsimile No.: 1 (404) 851-0327

                           -and-

                           Attn.: William G. Osborne
                           Vice President
                           Facsimile No.: (1) (404) 851-0324

                           with a copy to:

                           Stephane J. Cournot
                           C.L. & A.
                           5, rue Beaujon
                           75006 Paris FRANCE

                           Facsimile No.: (33) (1) 53.81.53.30

         (b) If to RPC, to it at:

                           25 quai Paul Doumer
                           92408 Courbevoie Cedex
                           FRANCE
                           Attn:  Fred Scetbon
                           Facsimile No.:  011-331-47-68-2250

                           with a copy to:

                           Wesley R. Johnson, Jr. Esq.
                           Jones, Day, Reavis & Pogue
                           62 rue du Faubourg Saint Honore
                           75008 Paris FRANCE
                           Facsimile No.: 011 33 1 49 24 04 71


         (c) If to the Company, to it at:

                           25 quai Paul Doumer
                           92408 Courbevoie Cedex
                           FRANCE
                           Attn:  Chantal Rubin
                           Facsimile No:  011-331-47-68-2250

                           with copies to the other Shareholders.

         All such notices, requests and other communications will (i) if delivered personally to the address as provided in or pursuant to this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in or pursuant to this Section, be deemed given upon sending, if promptly confirmed by mail, and (iii) if delivered by courier in the manner described above to the address as provided in or pursuant to this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

         5.2. Entire Agreement. This Agreement super sedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof. It is expressly understood and agreed that, as between the parties, the terms hereof shall prevail over the terms of the statuts of the Company and the parties hereby covenant and agree to cause the Company to modify its statuts to include to the extent lawful and enforceable the provisions of this Agreement.

         5.3. No Third Party Beneficiary No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

         5.4. Public Announcements. No party hereto will issue or make any reports, statements or releases with respect to this Agreement or the transactions contemplated hereby to the public or generally to the employees, customers, suppliers or other persons to whom the Company sells or provide products, goods or services or with whom the Company otherwise has significant business relationships without the consent of (i) RPC, in the case of any such actions by or on behalf of LII Europe or the Guarantor, or (ii) LII Europe in the case of any such actions by or on behalf of RPC, in each case which consent shall not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement or release from another party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof.

         5.5. Confidentiality. Each party hereto will hold, and will cause its Affiliates and their respective Representatives to hold, in strict confidence (unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Entities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder) all documents and information concerning the other parties or any of their Affiliates furnished to it by the other parties or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that each party shall be entitled to disclose such documents and information to its Representatives (and in the case of LII Europe and the Guarantor to any person who has provided or who is considering providing the Financing).

         5.6. Further Assurances. At any time or from time to time after the execution and delivery of this Agreement, the parties hereto shall execute and deliver to the other parties hereto such other documents and instruments, provide such materials and information and take such other actions as may reasonably be requested to more effectively carry out the intent and purposes of this Agreement.

         5.7. Time of Essence. Time is of the essence in the performance of each and every one of the obligations of each party under this Agreement.

         5.8. Amendment and Waiver. This Agreement may be amended, supplemented or modified, and compliance with the provisions hereof may be waived, only by a written instrument duly executed by or on behalf of each party against whom the amendment, supplement, modification or waiver is sought to be enforced.

         5.9. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of RPC, in the case of any such assignment by LII Europe or the Guarantor, or LII Europe, in the case of any such assignment by RPC, and any attempt to do so will be void, except that any Shareholder may assign any or all of its rights, interests and obligations hereunder to a Permitted Transferee, provided that any such Permitted Transferee agrees in writing to be bound by all of the terms, conditions and provisions contained herein, and in the case of any such assignment by LII Europe the Guarantor confirms in writing that its guaranty contained herein extends to such Permitted Transferee's obligations hereunder. No such assignment referred to above to a Permitted Transferee shall relieve the assigning Shareholder of its obligations hereunder.

         5.10. Taxes and Governmental Charges; Expenses. (a) Transfer taxes in accordance with the terms of Article 726-1(degree) of the French Tax Code shall be borne by the purchaser of the Shares.

         (b) Whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the preparation, negotiation, execution and administration of this Agreement and the closing of any transactions contemplated by this Agreement.

         5.11. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         5.12. Arbitration. Save as otherwise provided at Section
2.10(c) above, all disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three or more arbitrators appointed in accordance with the said Rules (and in accordance with French law requirements to ensure the adequate representation of each party's interests). The arbitrators shall be fluent in French and in English. The arbitration proceedings shall take place in Paris and shall be conducted in French and/or English, each party being free to determine the language it will use during the proceedings (i.e. hearings, briefs, oral and written communications, etc. shall be fully accepted in the French language or in the English language without translation from French to English nor from English to French). More specifically, documentary exhibits in the French language will be admissible without an English translation thereof and documentary exhibits in the English language will be admissible without a French translation thereof, provided that when used in this Agreement, the French language shall prevail.

         5.13. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provi sion as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         5.14. Payments and Computations; Judgment and Successor Currency. (a) All amounts payable hereunder shall be payable in the legal tender of France. All payments to be made hereunder shall be made not later than 11:00 A.M. (Paris, France time) on the date due in same day funds. All computations of interest or amounts equivalent to interest based on the PIBOR Rate shall be made by RPC on the basis of quarterly compounding and a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or other amount is payable. Each determination by RPC of an interest rate shall be conclusive and binding for all purposes, in the absence of manifest error.

         (b) If for the purpose of obtaining judgment in any court, it is necessary to convert a sum due from any party in the currency expressed to be payable (the "Specified Currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the party to whom such payment is to be made could purchase the Specified Currency with such other currency at the main Paris, France office of the bank receiving such funds on the Business Day preceding that on which final judgment is given. The obligations of each party in respect of any amount due shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by the party to whom such amount is owed of any sum adjudged to be so due in such other currency such party may in accordance with normal banking procedures purchase the Specified Currency with such other currency; if the amount of the Specified Currency so purchased is less than the amount originally due to such party in the Specified Currency, the applicable party obligated to pay such amount agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the Specified Currency so purchased exceeds the amount originally due to such party, such party agrees to remit such excess to such obligor party.

         (c) The term "French Francs" shall be deemed to comprise any successor currency that shall hereafter be legal tender in France, converted in accordance with the parity fixed between the French Franc and such successor currency.

         5.15. English Language. All notices, communications, evidence, reports, opinions and other documents given or to be given under this Agreement, unless made in the English language, shall be accompanied by an English translation. In all events, the English version of this Agreement and of all such notices, communications, evidence, reports, opinions and other documents shall govern as between the parties in the event of any conflict with the non-English version hereof or thereof, provided that when used in the English version of this Agreement, French language words or terms shall have their precise French meanings.

         5.16. Specific Performance. The parties hereto agree that upon a breach of any other provisions of this Agreement a remedy at law would not be adequate, and that the parties hereto are entitled to injunctive relief and specific performance, and any other legal or equitable remedies, as remedies for the enforcement of this Agreement.

         5.17. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Republic of France applicable to a contract executed and performed in such Republic without giving effect to the conflicts of laws principles thereof.

         5.18. Counterparts. This Agreement may be executed by the parties hereto separately in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

         5.19. Effectiveness. This Agreement shall become effective on the Closing of the Stock Purchase Agreement, and the effectiveness of this Agreement shall be conditioned upon the closing of the transactions contemplated by the Stock Purchase Agreement. If the Stock Purchase Agreement is terminated, this Agreement shall be of no further force and effect.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer or officers of each party hereto as of the date first above written.


RHONE-POULENC CHIMIE, S.A.


By: /s/ Chantal RUBIN    /s/ Fred SCETBON
    --------------------------------------
Title:                   Manager M&A


RHONE L S.A.S.


By: /s/ Chantal RUBIN
    --------------------------------------
Title:  President


LII EUROPE S.A.R.L.


By: /s/ William G. Osborne
    --------------------------------------
Title:


LAROCHE INDUSTRIES INC.


By: /s/ W. Walter LaRoche
    --------------------------------------
Title:  Chairman

                                                                 EXHIBIT 10.4a

===============================================================================







                                AMENDMENT TO THE
                             SHAREHOLDERS AGREEMENT

                                  dated as of
                                October 17, 1997


                                     Among


                                CHLORALP S.A.S.

                           RHONE-POULENC CHIMIE S.A.

                              LII EUROPE S.A.R.L.

                            LAROCHE INDUSTRIES INC.






================================================================================

                    AMENDMENT TO THE SHAREHOLDERS AGREEMENT



       THIS AMENDMENT (the "Amendment"), dated October 17, 1997, amends the Shareholders Agreement by and among RHONE L S.A.S. (now named CHLORALP S.A.S.) (the "Company"), RHONE-POULENC CHIMIE S.A. ("RPC") or ("Shareholder") and, together with LII Europe, the "Shareholders"), LII Europe S.A.R.L. ("LII EUROPE" or a "Shareholder" and, together with RPC, the "Shareholders") and LAROCHE INDUSTRIES INC. ("Guarantor"), in accordance with Section 5.8 of the Shareholders Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Shareholders Agreement:

                                  WITNESSETH:


       WHEREAS, Company, Seller, Buyer and Guarantor have entered into the Shareholders Agreement; and

       WHEREAS, Company, Seller, Buyer and Guarantor desire to amend the Shareholders Agreement;

       NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto agree as follows:

       1. Paragraph (B) of the PRELIMINARY STATEMENTS shall be amended by deleting the existing text in its entirety and substituting the following text:

              "(B) As a result of this contribution, the Company will increase its corporate capital, to FF 302,724,000 divided into 3,027,240 shares of FF 100 par value per Share (the "Shares")."

       2. Section 2.9.2(i) shall be amended by deleting the words "enumerated at Section 2.9.2(i) hereto" at the fifth line and inserting the words "goods or" after the word "furnishing" and prior to the word "services".

       3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be considered one and the same instrument.

       4. Governing Law. This Amendment shall be governed and construed in accordance with Section 5.17 of the Shareholders Agreement.

       5. Effect of Amendment. Except as amended hereby, the terms and provisions of the Shareholders Agreement shall remain in full force and effect.

       IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer or officers of each party hereto as of the date first above written.

RHONE-POULENC CHIMIE S.A.
By:    Daniel Humbert
   -----------------------------



CHLORALP S.A.S.
By:    Marc Polaud
   -----------------------------
       /s/ Marc Polaud


LII Europe S.A.R.L.
By:    Bertrand Pinet
   -----------------------------
       /s/ Bertrand Pinet


LII EUROPE S.A.R.L.
By:    William G. Osborne
   -----------------------------
       /s/ William G. Osborne